Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Columbia Laboratories, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2005, on the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in Form 10-K and incorporated by reference in Form 10-K/A and of our report dated April 26, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in Form 10-K/A. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 9, 2005